Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the registration of 1,500,000 shares under the 1997 Equity Incentive Plan of MAXIMUS, Inc. of our report dated November 22, 2005, with respect to the consolidated financial statements of MAXIMUS, Inc. included in the Annual Report on Form 10-K for the year ended September 30, 2005, and MAXIMUS, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MAXIMUS, Inc. filed with the Securities and Exchange Commission (File Number 001-12997).

/s/ Ernst & Young LLP

McLean, Virginia
August 7, 2006